Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-217028

Aberdeen Standard Gold ETF Trust

(the “Trust”)

Supplement dated November 1, 2019 to the Prospectus dated March 30, 2017

This Supplement dated November 1, 2019 amends and supplements the prospectus for the Trust dated March 30, 2017, as supplemented to date (the “Prospectus”), and should be read in conjunction with, and must be delivered with, the Prospectus.

Effective November 4, 2019, (1) the Trust effected a ten-for-one forward share split of the Shares issued by the Trust (the “Split”), and (2) the number of Shares in a block that constitutes a Basket for creations and redemptions in the Trust increased from 50,000 Shares to 100,000 Shares (the “Basket Size Change”). As a result of the Split, every pre-Split Share held of record as of the close of the markets on October 31, 2019 was automatically exchanged for ten post-Split Shares. As a result of the Split and the Basket Size Change, the number of ounces of gold required to create a Basket or to be delivered upon the redemption of a Basket decreased from 5,000 ounces to 1,000 ounces. Therefore, effective November 4, 2019, (1) all references in the Prospectus to the number of Shares in a Basket are amended with the deletion of references to 50,000 Shares and replaced with 100,000 Shares, and (2) all references in the Prospectus to the number of ounces of gold required to create or redeem a Basket are amended with the deletion of references to 5,000 ounces and replaced with 1,000 ounces.

In the section entitled “BUSINESS OF THE TRUST,” under the heading “Hypothetical Expense Example,” the table is deleted in its entirety and replaced with the following:

	Year
	1	2	3
Hypothetical gold price per ounce	$1,200.00	$1,200.00	$1,200.00
Sponsor’s Fee	0.17%	0.17%	0.17%
Shares of Trust, beginning	1,000,000	1,000,000	1,000,000
Ounces of gold in Trust, beginning	10,000.00	9,983.00	9,966.03
Beginning adjusted net asset value of the Trust	$12,000,000	$11,979,600	$11,959,235
Ounces of gold to be delivered to cover the Sponsor’s Fee	17.00	16.97	16.94
Ounces of gold in Trust, ending	9,983.00	9,966.03	9,949.09
Ending adjusted net asset value of the Trust	$11,979,600	$11,959,235	$11,938,904
Ending NAV per share	$11.98	$11.96	$11.94

The Prospectus remains unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus, as supplemented to date.

***

Please retain this Supplement with your Prospectus for your reference.